UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                                           OMB APPROVAL

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                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                                 SEC File Number
                                                                    000-22151

                                                                  CUSIP NUMBER
                                                                   M6778Q105

                        Commission File Number 000-22151

(CHECK ONE): [_] Form 10-K [_] Form 11-K [_] Form 20-F [X] Form 10-Q
             [_] Form N-SAR


     For Period Ended: September 30, 2004
     [_] Transition Report on Form 10-K
     [_] Transition Report on Form 20-F
     [_] Transition Report on Form 11-K
     [_] Transition Report on Form 10-Q
     [_] Transition Report on Form N-SAR
     For the Transition Period Ended:_________________________________________

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    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

ORGANITECH USA, INC.
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Full Name of Registrant

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Former Name if Applicable

P.O. BOX 700
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Address of Principal Executive Office (Street and Number)

YOKNEAM, ISRAEL 20692
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City, State and Zip Code

PART II -- RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[_] (a) The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[_] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[_] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail why forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.


The required financial information has not yet been finalized for review due to a longer then expected time of consolidation and integration of international financial activity.


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


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Omri Rothman                  (+972)                       04-959-0515
     ------------                  ------                       -----------
       (Name)                    (Area Code)                 (Telephone Number)


(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

                               [_] Yes     [X] No

     Annual Report on Form 10-K for the year ended December 31, 2003 was filed with a 15 days delay of the required date.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                               [_] Yes     [X] No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                              ORGANITECH USA, INC.
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2004                     By: /s/ Omri Rothman
                                            --------------------
                                            Omri Rothman


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